Telefónica, S.A.
Distrito Telefónica
Ronda de la Comunicación, s/n
28050 Madrid
Spain

March 21, 2014

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Re:	Notice of disclosure filed in Annual Report on Form 20-F under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities and Exchange Act of 1934, as amended, notice is hereby provided that Telefónica, S.A. has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2013, which was filed with the U.S. Securities and Exchange Commission on March 21, 2014. This disclosure can be found on pages 84 and 85 of the Annual Report on Form 20-F and is incorporated by reference herein.

Respectfully submitted,

TELEFÓNICA, S.A.
By:	/s/ Miguel Escrig Meliá
Name:	Miguel Escrig Meliá
Title:	Chief Financial Officer